EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan President and CEO Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2010
THIRD QUARTER RESULTS
Whippany, New Jersey – February 3, 2010 – Breeze-Eastern Corporation (NYSE Amex: BZC) today reported that net income for its Fiscal 2010 third quarter of $1,857,000, or $0.20 per diluted share, was 24.8% below the prior-year third quarter of $2,470,000, or $0.26 per diluted share. Operating income for the Fiscal 2010 third quarter of $3,446,000 was 25.2% lower than $4,608,000 for the Fiscal third quarter last year. Net sales of $21,168,000 in the Fiscal 2010 third quarter decreased 10.0% from $23,527,000 in the prior-year period. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the Fiscal 2010 third quarter decreased 21.7% to $3,872,000 from $4,946,000 in the prior-year period. New orders received during the Fiscal 2010 third quarter were $11,915,000 compared with $17,671,000 in the Fiscal 2009 third quarter. The Company’s book-to-bill ratio for the Fiscal 2010 third quarter was 0.6, comparing unfavorably with 0.8 in the same period last year.
For the nine-month period ended December 27, 2009, the Company’s net income of $2,869,000, or $0.31 per diluted share, was 15.1% below the prior-year net income of $3,378,000, or $0.36 per diluted share. Nine-month operating income this Fiscal year was $5,728,000 compared with $7,637,000 for the comparable period last year. Net sales for the first nine-months of Fiscal 2010 decreased to $50,938,000 from $52,002,000 for the same period last year. Adjusted EBITDA was $7,137,000 for the first nine-months of Fiscal 2010 versus $8,675,000 for the prior-year period. New orders received during the first nine-months of Fiscal 2010 were $46,518,000 compared with $59,038,000 for the first nine-months last year. The book-to-bill ratio for the first nine months of Fiscal 2010 was 0.9 versus 1.1 in the first nine-months of Fiscal 2009.
Mike Harlan, President and Chief Executive Officer, said, “The economic slowdown continued to impact our markets as customer orders slowed. This is evidenced by the book-to-bill ratio less than one in our Fiscal third quarter, and a $4.4 million lower backlog of $126.6 million compared with the beginning of the Fiscal year. Also as a result of the economic slowdown, helicopter manufacturing customers revised their priorities and stretched out their production schedules which, in turn, resulted in delays in these customers taking deliveries of our products. Our cargo hook sales were less than the same quarter last year due to the shipment of a large order in the prior-year. Our U. S. Government spare parts sales continue to be at lower levels than
35 Melanie Lane • Whippany • New Jersey 07981
Tel. 973.602.1001 • Fax 973.739.9333 • www.breeze-eastern.com

Breeze-Eastern Corporation — February 3, 2010
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historical norms, due to the wars in the Afghanistan and Iraq driving military funding priorities, but our commercial aircraft spare parts sales held up comparatively well. Our overhaul and repair business and weapons handling sales have also continued to be strong.”
Mr. Harlan continued, “The lower sales volume resulted in reduced gross profits that flowed down to reduce net income and Adjusted EBITDA. Operating expenses were lower than last year, reflecting cost-reduction actions implemented in the Fiscal second quarter this year. Gross profit as a percent of sales was also lower in the Fiscal third quarter due to an unfavorable sales product mix from fewer spare parts sales to the U. S. Government relative to new product sales. Our net debt at December 27, 2010 was $19.1 million, an increase of $0.4 million from the end of Fiscal 2009. The increase was due to higher inventory levels caused by the customer delivery delays mentioned above as well as preparing for our relocation to a more efficient facility currently underway. Working capital decreased to $31.0 million in the third quarter of Fiscal 2010 from $32.3 million in the Fiscal fourth quarter of 2009 as higher inventories were offset by lower accounts receivable. Interest expense was also lower this quarter by $0.1 million attributable to the new Senior Credit Facility obtained in the second quarter of Fiscal 2009 and the prevailing low interest rates.”
Outlook
Mr. Harlan concluded, “As mentioned earlier, we are experiencing an industry slowdown reflected in customers’ production delays that also postpone our product shipments; it is encouraging that these orders have been pushed out, not cancelled or lost. We have begun our relocation to Whippany, New Jersey and expect to complete the physical move by the end of our Fiscal fourth quarter, assuming there are no delays in receiving the necessary local permit approvals. We have carefully planned this transition and communicated with our customers to meet their needs and avoid interrupting their operations. The economic slowdown and the temporary reduction in shipments due to our relocation in the Fiscal fourth quarter will result in Fiscal 2010 sales being 8-12% lower than Fiscal 2009; total net income and Adjusted EBITDA for Fiscal 2010 will be correspondingly lower. However, we believe this will be a good bookings quarter and still expect to finish Fiscal 2010 with a book-to-bill ratio greater than 1. We expect to complete the transition and re-certification of our operations during the first quarter of Fiscal 2011 and are looking forward to full operations in our more efficient facility and improving the performance and profitability of our company.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company, which employs approximately 180 people at its facilities in Whippany and Union, New Jersey, reported sales of $75.4 million in the Fiscal year ended March 31, 2009.
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, gain on sale of facility and loss on extinguishment of debt, and relocation expense). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting

Breeze-Eastern Corporation — February 3, 2010
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relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously-filed Annual Report on Form 10-K for the Fiscal year ended March 31, 2009 and quarterly report on Form 10-Q for the period ended September 27, 2009.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — February 3, 2010
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BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/27/09	12/28/08	12/27/09	12/28/08
Net sales	$21,168	$23,527	$50,938	$52,002
Cost of sales	13,159	14,175	31,732	30,758

Gross profit	8,009	9,352	19,206	21,244

Selling, general, and administrative expenses	4,549	4,744	13,275	13,607
Relocation expense	14	—	203	—

Operating income	3,446	4,608	5,728	7,637

Interest expense	186	305	595	1,129
Other expense-net	58	45	186	133
Loss on debt extinguishment	—	—	—	551

Income before income taxes	3,202	4,258	4,947	5,824

Provision for income taxes	1,345	1,788	2,078	2,446

Net income	$1,857	$2,470	$2,869	$3,378

Basic earnings per share:	$0.20	$0.26	$0.31	$0.36

Diluted earnings per share:	$0.20	$0.26	$0.31	$0.36

Weighted average basic shares	9,400,000	9,365,000	9,385,000	9,351,000
Weighted average diluted shares	9,404,000	9,398,000	9,393,000	9,407,000
BALANCE SHEET INFORMATION
(In Thousands of Dollars Except Share Data)

	12/27/09	3/31/09
Current assets	$50,329	$49,905
Fixed assets – net	8,252	3,859
Other assets	22,044	22,941

Total assets	$80,625	$76,705

Current portion of long-term debt and short term borrowings	$5,986	$3,286
Other current liabilities	13,333	14,297

Total current liabilities	19,319	17,583
Long-term debt	15,607	18,071
Other non-current liabilities	9,113	7,724
Stockholders’ equity	36,586	33,327

Total liabilities and stockholders’ equity	$80,625	$76,705

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Reconciliation of Reported Income to Adjusted EBITDA
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/27/09	12/28/08	12/27/09	12/28/08
Net sales	$21,168	$23,527	$50,938	$52,002
Cost of sales	13,159	14,175	31,732	30,758

Gross Profit	8,009	9,352	19,206	21,244

Selling, general and administrative expenses	4,549	4,744	13,275	13,607
Relocation expense	14	—	203	—

Operating income	3,446	4,608	5,728	7,637

Add back: Depreciation and amortization	412	338	1,206	1,038
Relocation expense	14	—	203	—

Adjusted EBITDA	$3,872	$4,946	$7,137	$8,675

Net income	$1,857	$2,470	$2,869	$3,378
Provision for income taxes	1,345	1,788	2,078	2,446
Depreciation and amortization	412	338	1,206	1,038
Relocation expense	14	—	203	—
Interest expense	186	305	595	1,129
Other expense-net	58	45	186	133
Loss on debt extinguishment	—	—	—	551

Adjusted EBITDA	$3,872	$4,946	$7,137	$8,675

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